UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 3, 2023

APOLLO MEDICAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37392	95-4472349
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1668 S. Garfield Avenue, 2nd Floor, Alhambra, California 91801

(Address of Principal Executive Offices) (Zip Code)

(626) 282-0288

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AMEH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 3, 2023, Apollo Medical Holdings, Inc. (the “Company”) entered into a Third Amendment to Amended and Restated Credit Agreement and Incremental Agreement (the “Credit Agreement Amendment”) with the banks and other financial institutions party thereto and Truist Bank, as administrative agent (the “Administrative Agent”), which amends the Amended and Restated Credit Agreement, dated as of June 16, 2021, entered into among the Company, the lenders party thereto and the Administrative Agent (as amended, the “Credit Agreement”).

The Credit Agreement Amendment provides a new term loan to the Company in an aggregate amount of up to $300.0 million, with $180.0 million funded at the closing of the Credit Agreement Amendment, and $120.0 million available to be drawn by the Company as delayed draw loans during the six months subsequent to the closing of the Credit Agreement Amendment (collectively, the “New Term Loan”). The New Term Loan matures on November 3, 2028 (or such earlier date on which it is terminated in accordance with the provisions of the Credit Agreement) and amortizes quarterly at 5% per annum for each of the first two years, 7.5% per annum for years three and four, and 10% per annum for year five. Proceeds of the New Term Loan will be used to refinance outstanding revolving loans under the Credit Agreement (the “Revolving Line of Credit”) and for certain permitted acquisitions and share repurchases. The Company will pay a quarterly ticking fee on the delayed draw portion of the New Term Loan in an amount equal to 0.375% per annum multiplied by the average daily unused portion of delayed draw maximum amount. The New Term Loan will be secured by substantially all assets of the Company and subsidiaries of the Company that are not designated as immaterial subsidiaries.

The New Term Loan bears interest at an annual rate equal to either, at the Company’s option, (a) the Term SOFR Reference Rate (as defined in the Credit Agreement Amendment), adjusted for any Term SOFR Adjustment (as defined in the Credit Agreement Amendment), plus a spread from 1.50% to 2.75%, as determined on a quarterly basis based on the Company’s leverage ratio, or (b) a base rate, plus a spread of 0.50% to 1.75%, as determined on a quarterly basis based on the Company’s leverage ratio.

The Credit Agreement Amendment also revises certain negative covenants in the Credit Agreement, providing the Company with additional baskets and increased flexibility with respect to restrictions on indebtedness, liens, investments, acquisitions and restricted payments. The Credit Agreement Amendment also updates the definition of Consolidated EBITDA to include additional addbacks and to clarify certain components of the calculation thereof.

The Credit Agreement Amendment does not change the amount of the Revolving Line of Credit (which remains at $400.0 million), the maturity date of the Revolving Line of Credit (which remains June 16, 2026), or the rate of interest paid on the Revolving Line of Credit (which remains subject to a spread based on the Company’s leverage ratio).

The above description of the Credit Agreement Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this item.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Third Amendment to Amended and Restated Credit Agreement and Incremental Agreement, dated as of November 3, 2023, by and among Apollo Medical Holdings, Inc., as borrower, Network Medical Management, Inc., as guarantor, the lenders party thereto, and Truist Bank, as administrative agent, issuing bank and the swingline lender.
10.2*	Amended and Restated Credit Agreement (marked to show changes).
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

* Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO MEDICAL HOLDINGS, INC.

Date: November 7, 2023	By:	/s/ Thomas S. Lam
	Name:	Thomas S. Lam, M.D., M.P.H.
	Title:	Co-Chief Executive Officer and President